Exhibit 5.1

23 November 2020

Carnival Corporation

3655 N.W. 87th Avenue

Miami, Florida 33178-2428

U.S.A.

RE:	Registration Statement on Form S-3

Dear Sirs:

In connection with the Registration Statement Nos. 333-223555 and 333-223555-01 on Form S-3 (the “Registration Statement”), filed by Carnival Corporation (the “Company”) and Carnival plc with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, which relates to, among other things, the registration of 10,442,460 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to be issued pursuant to an equity offering (the “Equity Offering”), we have been requested to render our opinion as to the legality of the shares being registered thereunder (such shares, the “Shares”).

In this connection, we have examined (i) originals, photocopies or conformed copies of the Registration Statement and certain related documents, (ii) the Third Amended and Restated Articles of Incorporation and By-Laws of the Company, each as amended to date, and (iii) records of certain of the Company’s corporate proceedings. In addition, we have made such other examinations of law and fact as we have considered necessary in order to form a basis of the opinions hereinafter expressed. In connection with such investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as photocopies or conformed copies. We have relied as to matters of fact upon declarations and certificates of officers of the Company.

Based on the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Republic of Panama.

Carnival Corporation

23 November 2020

2.	The Shares have been duly and legally authorized for issuance, and such shares, when issued and delivered by the Company on the terms and conditions described in the Registration Statement and paid for in accordance with the terms and provisions of those certain common stock purchase agreements, dated 19 November 2020, by and among the Company, Carnival plc and each purchaser party thereto (the “Common Stock Purchase Agreements”), will be validly issued, fully paid and non-assessable.

3.	The Shares, when issued and delivered by the Company on the terms and conditions described in the Equity Offering and paid for in accordance with the terms and provisions of the Common Stock Purchase Agreements, will be paired with one trust share of beneficial interest in the P&O Princess Special Voting Trust, or any successor thereto.

We are members of the Bar of the Republic of Panama. We express no opinion as to matters of law other than the laws of the Republic of Panama.

We hereby consent to all references to our firm in the Registration Statement and in the prospectus therein, and to the filing by the Company of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Very truly yours,

TAPIA, LINARES Y ALFARO

/s/ TAPIA, LINARES Y ALFARO

Fernando A. Linares